UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Work, Harold K.
   14643 Dallas Parkway Suite 1000
   Dallas, TX  75240-8871
   USA
2. Issuer Name and Ticker or Trading Symbol
   Elcor Corporation
   ELK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Elcor Common Stock         |5/31/0|P   |V|16,875.0000       |A  |10.72      |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |5/31/0|P   |V|16,875.0000       |A  |8.8333     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |5/31/0|P   |V|22,500.0000       |A  |9.5556     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |5/31/0|P   |V|22,500.0000       |A  |8.3333     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |5/31/0|P   |V|37,500.0000       |A  |16.1133    |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |5/31/0|S   | |32,127.5448       |D  |26.65      |309,881.9552       |D     |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |43,700.6230        |I     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option|$10.7222|5/31/|D   |V|16,875     |D  |8/16/|8/15/|Common Stock|16,875 |$10.722|            |D  |            |
 (Right to Buy)*      |        |02   |    | |           |   |94   |03   |            |       |2      |            |   |            |
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                      |$8.8333 |5/31/|D   |V|16,875     |D  |8/29/|8/28/|Common Stock|16,875 |$8.8333|            |D  |            |
                      |        |02   |    | |           |   |95   |04   |            |       |       |            |   |            |
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                      |$9.5556 |5/31/|D   |V|22,500     |D  |10/24|10/23|Common Stock|18,000 |$9.5556|            |D  |            |
                      |        |02   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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                      |$8.3333 |5/31/|D   |V|22,500     |D  |10/22|20/21|Common Stock|13,500 |$8.3333|            |D  |            |
                      |        |02   |    | |           |   |/97  |/06  |            |       |       |            |   |            |
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                      |$16.1133|5/31/|D   |V|37,500     |D  |10/28|10/27|Common Stock|15,000 |$16.113|            |D  |            |
                      |        |02   |    | |           |   |/98  |/07  |            |       |3      |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |265,740     |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Granted under the 1998 Amended and Restated Elcor Corporation Incentive Stock Option Plan in transaction exempt under Rule 16b-3. The option is exercisable as to 20% of the number of shares set forth above one year after the effective date of the grant, with an additional 20% for each year thereafter until the option is exercisable as to 100% of such shares five years after the date of the grant.
SIGNATURE OF REPORTING PERSON
/s/ Harold K. Work
DATE
June 10, 2002